Exhibit 1

Further Developments in U.S. Silzone Class Action Cases

On January 5, Judge Tunheim ruled on two motions brought by the Company in the Silzone class action litigation pending in federal district court in Minnesota.

Judge Tunheim ruled against the Company on the issue of preemption and held that the plaintiff’s causes of action were not preempted by the U.S. Food and Drug Act.

Judge Tunheim separately ruled on the ability of certain claims to proceed as class actions. He declined to grant class action status to personal injury claims. He granted class action status to medical monitoring claims of patients from 13 states and the District of Columbia where the law permits a certain type of medical monitoring claim, but he invited further briefing on exactly which states fall into this category and how a class involving such claims would proceed.

The court’s past practice has been to post rulings such as this on the court’s website at www.mnd.uscourts.gov.